Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated April 2, 2013
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TAE5

Principal Amount (in Specified Currency): $300,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: April 1, 2013
Original Issue Date: April 4, 2013
Stated Maturity Date: April 7, 2014

Interest Payment Dates: Each April 7, July 7, October 7 and January 7, beginning July 7, 2013 (long first coupon)

Net Proceeds to Issuer: $299,910,000
Agent: Merrill Lynch, Pierce, Fenner & Smith Incorporated
Agent’s Discount or Commission: 0.03%
Agent’s Capacity:
[ ] Agent
[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[ ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[ ] CD Rate
[ ] CMS Rate
[ ] CMT Rate
[ ] Commercial Paper Rate
[ ] Eleventh District Cost of Funds Rate
[X] Federal Funds Rate
[ ] Federal Funds Open Rate
[ ] LIBOR
[ ] Prime Rate
[ ] Treasury Rate
[ ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[ ] T7051
[ ] T7052

If LIBOR:
Designated LIBOR Page:
Index Currency:

If CD Rate or LIBOR
Index Maturity:

Spread (+/-): +0.18%
Spread Multiplier: N/A

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Interest Reset Dates: Each Business Day
Interest Rate Reset Cutoff Date: Two Business Days prior to each related Interest Payment Date
Interest Determination Dates: First Business Day preceding each related Interest Reset Date

Day Count Convention:
[ ] 30/360
[X] Actual/360
[ ] Actual/Actual

Business Day Convention
[X] Following, adjusted
[ ] Modified Following, adjusted

Business Day: New York

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [ ], and specify:
Initial Interest Accrual Date